UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2007

AURELIO RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0001295803

(Commission File Number)

33-1086828

(IRS Employer Identification No.)

5554 South Prince Street, Suite 200, Littleton, CO 80120

(Address of principal executive offices and Zip Code)

(303) 795-3030

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 1, 2007 we appointed Stephen Stine as Chief Operating Officer under an executive consulting agreement (the “Agreement”). Under the terms of the Agreement, Mr. Stine will be paid a consulting fee of $4,000 per month plus pre-approved business expenses. He has also been issued 250,000 shares at nominal consideration. The Agreement shall terminate on May 1, 2008 unless the Agreement is renewed.

Item 3.02 Unregistered Sales of Equity Securities.

On April 9, 2007 we issued an aggregate of 250,000 restricted common shares (the “Shares”) at a price of $0.001 per Share to Mr. Stine pursuant to the terms of his executive consulting agreement with our company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2007, 2007 we appointed Stephen Stine as Chief Operating Officer.

Mr. Stine brings with him extensive expertise in feasibility studies, open pit/underground mining and development, metallurgical testing and design of mines and processing plants. He acquired corporate experience as President of Laguna Gold, President of New Millennium Mining, General Manager of North American Palladium and of FMC Gold, and earlier positions with Cyprus Minerals, U. S. Borax, Southern Peru Copper and Amax.

Mr. Stine’s world-wide experience in open pit/underground operations and development projects includes the USA, Canada, Mexico, Peru, Costa Rica, Burma and lately Slovakia. He helped found two new companies while VP of First Dynasty Mines and Chief Operating Officer of Alamos Gold. He is fluent in Spanish.

Mr. Stine was an independent member of the Board and will remain a Director, but as Chief Operation Officer he will now assume greater responsibilities for the company as Aurelio moves to achieve its goal of becoming a mid-tier producer of copper, zinc, gold and silver.

Item 9.01.	Financial Statements and Exhibits.
10.1	Executive Consulting Agreement
99.1	News release dated May 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURELIO RESOURCE CORPORATION

By: /s/ Frederik Warnaars

Dr. Frederik Warnaars

Chief Executive Officer and Director

Date: May 24, 2007